Exhibit 10.34

EXECUTION VERSION

Wells Fargo Bank, National Association 121 S. Market Street, 3rd Floor San Jose, California 95113

Wells Fargo Securities, LLC 550 California Street, 12th Floor San Francisco, California 94104

CONFIDENTIAL

June 11, 2014

Synaptics Incorporated

1251 McKay Drive

San Jose, California 95131

Attention: Kathy Bayless, Chief Financial Officer

Re:	Project Aerosmith Commitment Letter $300.0 Million Senior Secured Credit Facilities

Ladies and Gentlemen:

You have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, the “Commitment Parties” or “we” or “us”) that Synaptics Incorporated, a Delaware corporation (the “Borrower” or “you”) seeks financing to (a) fund a portion of the purchase price for the proposed acquisition (the “Acquisition”) by Synaptics Holding GMBH, a Swiss Gesellschaft mit beschränkter Haftung (“Purchaser Subsidiary”), directly or through one or more wholly owned subsidiaries, of all the equity interests of Renesas SP Drivers, Inc., a Japanese kabushiki kaisha (the “Acquired Company”) and Renesas SP Drivers Taiwan, Inc., a company limited-by-shares incorporated in the Republic of China (“RSP-TW”) from Renesas Electronics Corporation, a Japanese kabushiki kaisha, Sharp Corporation, a Japanese kabushiki kaisha, Powerchip Technology Corp., a company limited-by-shares incorporated in the Republic of China, Global Powertec Co. Ltd., a British Virgin Islands company and Quantum Vision Corporation, a company limited-by-shares incorporated in the Republic of China (each, a “Seller” and collectively, the “Sellers”) pursuant to a stock purchase agreement among the Borrower, Purchaser Subsidiary, RSP-TW, the Acquired Company and the Sellers (the “Acquisition Agreement”), (b) refinance certain existing indebtedness of the Borrower and its subsidiaries and the Acquired Company and its subsidiaries (such refinancings, collectively, the “Refinancing”), (c) pay fees, commissions and expenses in connection with the Transactions (as defined below) and (d) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Proposed Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for senior secured credit facilities of up to $300.0 million to be provided to the Borrower consisting of (a) a term loan facility of $150.0 million (the “Term Loan A Facility”) and (b) a revolving credit facility of $150.0 million (the “Revolving Credit Facility” and, collectively with the Term Loan A Facility, the “Senior Credit Facilities”). Except as the context otherwise requires, references to “the Borrower and its subsidiaries” shall not include the Acquired Company and its subsidiaries prior to the consummation of the Acquisition.

Commitment Letter

Project Aerosmith

As used herein, the term “Transactions” means, collectively, the Acquisition, the Refinancing, the initial borrowings and other extensions of credit under the Senior Credit Facilities on the Closing Date and the payment of fees, commissions and expenses in connection with each of the foregoing. This letter, including the Term Sheet and the Conditions Annex attached hereto as Annex B (the “Conditions Annex”), is hereinafter referred to as the “Commitment Letter”. The date of the initial funding under the Senior Credit Facilities is referred to as the “Closing Date”.

1. Commitment. Upon the terms set forth in this Commitment Letter and in the fee letter dated the date hereof from the Commitment Parties to you (the “Fee Letter”), and subject only to the conditions set forth in the Conditions Annex, Wells Fargo Bank is pleased to advise you of its commitment to provide to the Borrower 100% of the principal amount of the Senior Credit Facilities (the “Commitment”).

2. Titles and Roles. Wells Fargo Securities, acting alone or through or with affiliates selected by it, will act as the sole bookrunner and sole lead arranger (in such capacities, the “Lead Arranger”) in arranging and syndicating the Senior Credit Facilities. Wells Fargo Bank (or an affiliate selected by it) will act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter) unless you and we shall reasonably agree in writing; provided that the Lead Arranger shall have the right, in consultation with you, to award titles to other co-agents, arrangers or bookrunners who are Lenders (as defined below) that provide (or whose affiliates provide) commitments in respect of the Senior Credit Facilities (it being further agreed that (x) if requested by the Lead Arranger, each of the parties hereto shall execute a revised version of this Commitment Letter or an amendment or joinder hereto to reflect the commitment or commitments of any such institution (or its affiliate), (y) no other agent, co-agent, arranger or bookrunner (other than the Lead Arranger) will have rights in respect of the management of the syndication of the Senior Credit Facilities (including, without limitation, in respect of “market flex” rights under the Fee Letter, over which the Lead Arranger will have sole control) and (z) Wells Fargo Securities will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facilities.

3. Conditions to Commitment. The Commitment and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Conditions Annex.

Notwithstanding anything in this Commitment Letter, the Fee Letter or the Financing Documentation (as defined in the Term Sheet) or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) relating to the Acquired Company, RSP-TW, the Borrower, Purchaser Subsidiary and their respective subsidiaries and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations made by the Acquired Company and/or the Sellers or their respective subsidiaries or affiliates in the Acquisition Agreement (without giving effect to any Excluded Modifications (as defined in the Term Sheet)) as are material to the interests of the Lenders (the “Specified Acquisition Agreement Representations”), but only to the extent that you or your affiliates have the right to terminate your or their obligations under the Acquisition Agreement or otherwise decline to close the Acquisition as a result of a breach of any such Specified Acquisition Agreement Representations or any such Specified Acquisition Agreement Representations not being accurate (in each case, determined without regard to any notice requirement) and (ii) the Specified Representations (as defined below) and (b) the terms of the Financing Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if the conditions set forth in the Conditions Annex are satisfied or waived by the Commitment Parties (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) (other than security interests that may be perfected by (x) the filing of a financing statement under the Uniform Commercial Code in the office of the Secretary of State (or equivalent filing office) of the respective jurisdiction of organization of the Borrower or any Guarantor, (y) the delivery of certificates evidencing the equity securities required to be pledged pursuant to the Term Sheet and (z) the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable) is not or cannot be perfected on the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of such security interests shall not constitute a condition precedent to the availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be perfected after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably (but not to be less than 90 days after the Closing Date or such later date as the Administrative Agent and the Borrower mutually agree upon in good faith)). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors set forth in the Term Sheet relating to corporate existence of the Credit Parties (as defined in the Term Sheet) in their respective jurisdictions of organization; power and authority, due authorization, execution and delivery and enforceability, in each case, relating to the Credit Parties’ entering into and performance of the Financing Documentation; no conflicts of the Financing Documentation with the Credit Parties’ organizational documents or applicable material law; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Exhibit A to Annex B); Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; OFAC; FCPA; and, subject to the parenthetical in the immediately preceding sentence and subject to permitted liens to be mutually agreed and the preceding provisions of this Section 3, the creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

4. Syndication.

(a) The Lead Arranger intends and reserves the right, both prior to and after the Closing Date, to secure commitments for the Senior Credit Facilities from a syndicate of banks, financial institutions and other entities (such banks, financial institutions and other entities committing to the Senior Credit Facilities, including Wells Fargo Bank, the “Lenders”) upon the terms and subject to the conditions set forth in this Commitment Letter, it being understood that we will not syndicate to those persons identified by you in writing to us prior to the date hereof (such persons, collectively, the “Disqualified Institutions”). Until the earlier of (i) the date that a Successful Syndication (as defined in the Fee Letter) is achieved and (ii) the date that is 90 days following the Closing Date (the “Syndication Date”), you agree to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company to, assist us actively in achieving a syndication of the Senior Credit Facilities that is reasonably satisfactory to us and you. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause appropriate members of management of the Acquired Company and its representatives and advisors to, (i) provide promptly to the Commitment Parties and the other Lenders upon request all information reasonably deemed necessary by the Lead Arranger to assist the Lead Arranger and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management and use commercially reasonable efforts to cause appropriate members of management of the Acquired Company available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arranger, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, (iv) assist, and cause your affiliates and advisors to assist, the Lead Arranger in the preparation of one or more confidential information memoranda and other marketing materials in form and substance reasonably satisfactory to the Lead Arranger (it being agreed that we and you shall use commercially reasonable efforts to finalize such memoranda and materials, together with (A) the Projections (as defined in the Term Sheet) and (B) pro forma financial statements for the four quarter period ended March 31, 2014 and the four quarter period ending June 29, 2013, in each case giving effect to the Transactions and in a form customary for confidential information memoranda for bank facilities of this type, no later than 45 days following the date hereof) to be used in connection with the syndication, (v) use commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the existing lending relationships of the Borrower and the Acquired Company, (vi) cooperate in good faith with the Lead Arranger to agree to substantially final Financing Documentation by no later than 90 days after the date hereof and (vii) ensure that, prior to the Syndication Date, none of you, the Acquired Company, any of your respective affiliates nor any person acting on any of your or their behalves, shall have solicited, announced, offered, arranged, syndicated or issued any competing debt securities (including convertible securities) or bank financing (other than the Senior Credit Facilities), other than indebtedness of the Acquired Company and its subsidiary that is expressly permitted to be incurred pursuant to the Acquisition Agreement (without giving effect to any Excluded Modifications), without the consent of the Lead Arranger.

(b) The Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facilities (in consultation with you), including decisions as to the selection and number of potential Lenders to be approached, when they will be approached, whose commitments will be accepted, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities. Notwithstanding the Lead Arranger’s right to syndicate the Senior Credit Facilities and receive commitments with respect thereto, unless otherwise agreed to by you, Wells Fargo Bank shall not be relieved or released from its obligations hereunder (including its obligation to fund the Senior Credit Facilities on the Closing Date) in connection with any syndication, assignment or participation in the Senior Credit Facilities, including its Commitment, until the initial funding under the Senior Credit Facilities has occurred on the Closing Date. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Senior Credit Facilities and in no event shall the successful completion of the syndication of the Senior Credit Facilities constitute a condition to the availability of the Senior Credit Facilities on the Closing Date.

5. Information.

(a) You represent, warrant and covenant that (i) all written information and written data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Borrower and its subsidiaries, the Transactions, and, to your knowledge, the Acquired Company and its subsidiaries, that has been or will be made available to the Commitment Parties or the Lenders by you, or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Borrower and the Acquired Company and their respective subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, or any of your or their representatives, subsidiaries or affiliates (or on your or their behalf) (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties or the Lenders, it being understood that such Projections are not to be viewed as facts and that actual results may vary materially from the Projections. You agree that if, at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and the Projections so that such representations are correct in all material respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that, subject to Section 9 hereof, we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you, the Acquired Company, or any of your or their subsidiaries or affiliates (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b) You acknowledge that (i) the Commitment Parties will make available the Information, Projections and other marketing materials and presentations, including the confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower, the Acquired Company or their respective subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”). At the request of the Lead Arranger, (A) you will assist, and cause your affiliates, advisors, and to the extent possible using commercially reasonable efforts, appropriate representatives of the Acquired Company to assist, the Lead Arranger in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facilities to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC”, and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL”. Notwithstanding the foregoing, you agree that the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the Senior Credit Facilities, (y) quarterly and annual financial statements regarding the Borrower, the Acquired Company and their respective subsidiaries (other than the Projections) and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheet and the Financing Documentation. If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.

6. Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, advisors and agents and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including reasonable and documented out-of-pocket legal expenses (provided that such legal expenses in respect of counsel shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Commitment Parties)), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facilities, and will reimburse each Indemnified Party for all out-of-pocket expenses (including reasonable documented attorneys’ fees, expenses and charges (provided that such attorney’s fees, expenses and charges in respect of counsel shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Commitment Parties) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from such Indemnified Party’s own gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter. No party hereto will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letter, the Financing Documentation or any other element of the Transactions; provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent set forth herein. No Indemnified Party will be liable to you, your affiliates or any other person for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means, except to the extent that your damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party.

7. Expenses. You agree to reimburse each of the Commitment Parties, from time to time on demand, for all reasonable out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable documented legal fees and expenses (provided that such legal fees and expenses in respect of counsel shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Commitment Parties), reasonable due diligence expenses and all reasonable printing, reproduction, document delivery, travel, CUSIP, SyndTrak and communication costs, incurred in connection with the syndication and execution of the Senior Credit Facilities and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter, the Financing Documentation and any security arrangements in connection therewith regardless of whether the Closing Date occurs.

8. Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter on the terms and subject to the conditions set forth therein.

9. Confidentiality.

(a) This Commitment Letter and the Fee Letter (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without our prior written consent, except for disclosure (i) hereof or thereof on a confidential basis to your directors, officers, employees, accountants, attorneys and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating or entering into the Transactions, (ii) upon the request or demand of any regulatory body having jurisdiction over you or as otherwise required by law (in which case, you agree, to the extent permitted by law, to inform us promptly in advance thereof), (iii) the Commitment Documents on a confidential basis to the board of directors, officers and advisors of each Seller and the Acquired Company in connection with their consideration of the Acquisition, (provided that any information relating to pricing (including in any “market flex” provisions that relate to pricing), fees and expenses has been redacted in a manner reasonably acceptable to us) and (iv) this Commitment Letter, but not the Fee Letter, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. In connection with any disclosure by you to any third party as set forth above (except as set forth in clauses (ii) or (iv) above), you shall notify such third party of the confidential nature of the Commitment Documents. The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facilities (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases or other transactional announcements or updates provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Subject to the foregoing, prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you, the Sellers or the Acquired Company or your or their representatives relating to the Senior Credit Facilities or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

(b) Each of the Commitment Parties agrees that non-public information received by it from you or your affiliates and representatives in connection with the Transactions shall be treated by such person in a confidential manner; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants; provided further that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and each Commitment Party, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, such Commitment Party shall, to the extent permitted by law, inform you promptly in advance thereof), (iii) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent practicable and lawfully permitted to do so), (iv) to the employees, legal counsel, independent auditors, professionals and other experts or agents of such Commitment Party (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to any of its respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential) solely in connection with the Transactions, (vi) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party, its affiliates or Representatives in breach of this Commitment Letter, (vii) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, (viii) to the extent that such information is independently developed by such Commitment Party, (ix) to ratings agencies in connection with the Transactions with your prior consent and (x) for purposes of establishing a “due diligence” defense. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) two years following the date of this Commitment Letter and (ii) the Closing Date. The terms of this Section 9(b) shall supersede all prior confidentiality or non-disclosure agreements and understandings between us and you relating to the Transactions.

(c) The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional Credit Parties, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

10. Other Services.

(a) Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of you, the Sellers, the Acquired Company or any of your or their affiliates, or any other party that may have interests different than or adverse to such parties.

(b) You acknowledge that the Lead Arranger and its affiliates (the term “Lead Arranger” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital or other services (including financial advisory services) to other entities and persons with which you, the Sellers, the Acquired Company or your or their respective affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you, the Sellers, the Acquired Company or your or their respective affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c) In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facilities and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you, the Acquired Company or any of your or their respective management, affiliates, equity holders, directors, officers, employees, creditors or any other party, (iii) no Commitment Party or any affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates or the Acquired Company or its affiliates on other matters) and no Commitment Party has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty or conflict of interest.

11. Acceptance/Expiration of Commitments.

(a) This Commitment Letter and the Commitment of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time, Standard or Daylight, as applicable) on June 11, 2014 (the “Acceptance Deadline”), without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letter shall have been delivered to the Lead Arranger by such time to the attention of Kevin J. Sanders, 550 California Street, 12th Floor, San Francisco, California 94104 (facsimile: (415) 834-4837, e-mail: Kevin.J.Sanders@wellsfargo.com).

(b) In the event this Commitment Letter is accepted by you as provided above, the Commitment and agreements of Wells Fargo Bank and the undertakings of Wells Fargo Securities set forth herein will automatically terminate without further action or notice upon the earliest to occur of (i) consummation of the Acquisition (with or without any borrowings under the Senior Credit Facilities), (ii) termination of the Acquisition Agreement, (iii) the “Drop Dead Date” (as defined in the Acquisition Agreement) and (iv) 11:59 p.m. (Eastern Time, Standard or Daylight, as applicable) on December 31, 2014, if the Closing Date shall not have occurred by such time.

12. Survival. The sections of this Commitment Letter and the Fee Letter relating to Indemnification, Expenses, Confidentiality, Other Services, Survival and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of Wells Fargo Bank or the undertakings of Wells Fargo Securities set forth herein (regardless of whether definitive Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the Syndication Date.

13. Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “MATERIAL ADVERSE EFFECT” (AS DEFINED IN THE ACQUISITION AGREEMENT) AND WHETHER OR NOT A MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR AFFILIATES HAVE THE RIGHT TO TERMINATE YOUR RESPECTIVE OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR OTHERWISE DECLINE TO CLOSE THE ACQUISITION AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF JAPAN. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER. With respect to any suit, action or proceeding arising in respect of this Commitment Letter or the Fee Letter or any of the matters contemplated hereby or thereby, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties, in each case at the addresses set forth above, will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14. Miscellaneous. This Commitment Letter and the Fee Letter embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letter. Subject to the right of the Commitment Parties to assign their Commitments in connection with the syndication process described above (and exercise the Binding Documentation Option described in the Term Sheet), this Commitment Letter and the Fee Letter shall not be assignable by you (or us) without the prior written consent of the Commitment Parties (or you), and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letter are not intended to benefit or create any rights in favor of any person other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letter may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letter by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and the Commitment Parties.

[Signature Pages Follow]

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Lead Arranger, together with executed counterparts of the Fee Letter, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Karen Byler
Name: Karen Byler
Title: Senior Vice President

WELLS FARGO SECURITIES, LLC

By:	/s/ Kevin J. Sanders
Name: Kevin J. Sanders
Title: Director

Signature Page to Commitment Letter – Project Aerosmith

Agreed to and accepted as of the date first

above written:

SYNAPTICS INCORPORATED

By:	/s/ Kathleen Bayless
Name: Kathleen Bayless
Title: Senior Vice President, Chief Financial Officer, and Treasurer

Signature Page to Commitment Letter – Project Aerosmith

ANNEX A

$300,000,000

SENIOR SECURED CREDIT FACILITIES

SUMMARY OF PROPOSED TERMS AND CONDITIONS

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the

Commitment Letter to which this Summary of Proposed Terms and Conditions is attached

Borrower:	Synaptics Incorporated, a Delaware corporation (the “Borrower”).

Sole Lead Arranger and Sole Bookrunner:	Wells Fargo Securities, LLC will act as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”).

Lenders:	Wells Fargo Bank, National Association and a syndicate of financial institutions and other entities (each a “Lender” and, collectively, the “Lenders”).

Administrative Agent, Issuing Bank and Swingline Lender:	Wells Fargo Bank, National Association (in such capacity, the “Administrative Agent” the “Issuing Bank” or the “Swingline Lender”, as the case may be).

Senior Credit Facilities:

Senior secured credit facilities (the “Senior Credit Facilities”) in an aggregate principal amount of $300.0 million, such Senior Credit Facilities to consist of:

(a)    Revolving Credit Facility. A revolving credit facility in an aggregate principal amount of $150.0 million (the “Revolving Credit Facility”) (with (i) a $20.0 million subfacility for standby and commercial letters of credit (each, a “Letter of Credit”) and (ii) a $20.0 million subfacility for swingline loans (each, a “Swingline Loan”), each on customary terms and conditions). Letters of Credit will be issued by the Issuing Bank and Swingline Loans shall be made available by the Swingline Lender (on a same-day notice basis) and each Lender with a commitment under the Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and Swingline Loan.

(b)    Term Loan A Facility. A Term Loan A Facility in an aggregate principal amount of $150.0 million (the “Term Loan A Facility”).

Use of Proceeds:

The proceeds of the Term Loan A Facility will be used, together with cash on hand and up to $100.0 million of the Revolving Credit Facility, to finance (a) the consummation of the Acquisition, (b) the Refinancing, (c) the payment of fees and expenses incurred in connection with the Acquisition, the Refinancing and the Senior Credit Facilities and (d) to the extent of any excess after paying the amounts set forth in clauses (a) through (c), for general corporate purposes (collectively, the “Transactions”).

The Revolving Credit Facility will be used to provide a portion of the financing for the Acquisition and the Refinancing and ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries, including the making of permitted share buybacks and other restricted payments.

Annex A – Term Sheet

Closing Date:	The date of the initial funding under the Senior Credit Facilities (the “Closing Date”).

Availability:

The Revolving Credit Facility will be available on a revolving basis from and after the Closing Date until the Revolving Credit Maturity Date (as defined below); provided that no more than an amount equal to $100.0 million may be drawn on the Closing Date.

The Term Loan A Facility will be available only in a single draw of the full amount of the Term Loan A Facility on the Closing Date.

Incremental Term Loans / Revolving Facility Increase:

On or after the Closing Date, the Borrower will be permitted to incur from time to time (a) additional term loans under a new term facility that will be included in the Senior Credit Facilities (each, an “Incremental Term Loan”) and/or (b) increases in the Revolving Credit Facility (each, a “Revolving Facility Increase”), in an aggregate principal amount for all such Incremental Term Loans and Revolving Facility Increases not to exceed $100.0 million; provided that (i) no default or event of default exists immediately prior to or after giving effect thereto (except in connection with permitted acquisitions or similar investments, where no payment or bankruptcy event of default will be the standard but subject to, if agreed by the Lenders providing such Revolving Facility Increase or Incremental Term Loan, customary “SunGard” protections or limited conditionality, as applicable), (ii) each such Revolving Facility Increase or Incremental Term Loan shall be in a minimum amount of $10.0 million, (iii) no Lender will be required or otherwise obligated to provide any portion of such Incremental Term Loan or Revolving Facility Increase, (iv) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Term Loan or any such Revolving Facility Increase (and assuming that the commitments under such Incremental Term Loan and the Revolving Credit Facility and such Revolving Facility Increase are fully drawn) and any permitted acquisition, refinancing of debt or other event giving rise to a pro forma adjustment, with the financial maintenance covenants in the Financing Documentation, (v) the maturity date of any such Incremental Term Loan shall be no earlier than the then latest Term Loan A Maturity Date (as defined below) and the weighted average life of such Incremental Term Loan shall be no shorter than the then remaining weighted average life of the then latest maturing loans under the Term Loan A Facility, (vi) subject to clause (v) above, the pricing, interest rate margins, discounts, premiums, rate floors and fees and maturity and amortization schedule applicable to any Incremental Term Loan shall be determined by the Borrower and the lenders thereunder, (vii) such Incremental Term Loans shall be term loan A loans, (viii) the other terms and documentation in respect of any Incremental Term Loans, to the extent not consistent with the Term Loan A Facility, will be reasonably satisfactory to the Administrative Agent and the Borrower and (ix) each such Revolving Facility Increase shall have the same terms, other than upfront fees, as the Revolving Credit Facility (it being understood that, to the extent that any financial maintenance covenant is added for the benefit of any Incremental Term Loan or Revolving Facility Increase, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance covenant is also added for the benefit of any corresponding existing Senior Credit Facilities).

Annex A – Term Sheet

Incremental Term Loans and Revolving Facility Increases will have the same Guarantees from the Guarantors and will be secured on a pari passu basis by the same Collateral as the other Senior Credit Facilities.

The proceeds of any Incremental Term Loans and Revolving Facility Increases may be used for general corporate purposes of the Borrower and its subsidiaries.

Documentation:	The documentation for the Senior Credit Facilities will include, among other items, a credit agreement, guarantees and appropriate pledge, security and other collateral documents (collectively, the “Financing Documentation”), all consistent with this Term Sheet and will otherwise be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and will be consistent with standard market terms used in transactions similar to the Transactions contemplated by this Term Sheet and the Commitment Letter as modified to reflect (i) the operational and strategic requirements of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) in light of their size, industries, corporate structure, businesses and business practices, locations, operations, financial accounting, and the Projections used in connection with the Transactions and (ii) the term loan / revolving credit facility nature of the transaction (the “Documentation Principles”).

Binding Documentation Option:	At the option of the Lead Arranger (the “Binding Documentation Option”), the Borrower and each Lender (including Lenders to whom the Commitment Parties have assigned their Commitments pursuant to their syndication rights under the Commitment Letter) shall, upon five business days’ notice, execute and deliver the Financing Documentation (or such portions thereof as identified by the Lead Arranger) to be held in escrow by the Lead Arranger or its agent, without the provisions thereof becoming effective until such time as the conditions set forth in the Conditions Annex are satisfied, at which time the Lead Arranger shall date such documents, make any other changes of a purely technical or conforming nature, and release all such signatures from escrow.

Annex A – Term Sheet

Guarantors:	The obligations of (a) the Borrower under the Senior Credit Facilities and (b) any Credit Party (as defined below) under any hedging agreements and under any treasury management arrangements entered into between such Credit Party and any counterparty that is the Lead Arranger, the Administrative Agent or a Lender (or any affiliate thereof) at the time such hedging agreement or treasury management arrangement is executed (collectively, the “Secured Obligations”) will be unconditionally guaranteed, on a joint and several basis, by each existing and subsequently acquired or formed direct and indirect wholly-owned domestic subsidiary of the Borrower (each a “Guarantor”; such guarantee being referred to as a “Guarantee”). Notwithstanding the foregoing, Guarantees shall not be required from (i) any U.S. subsidiary of a controlled foreign corporation (within the meaning of Section 957 of the Internal Revenue Code), (ii) any U.S. subsidiary (such subsidiary, a “Foreign Subsidiary Holdco”) (A) that is disregarded as separate from its owner for U.S. federal income tax purposes and that owns capital stock of one or more foreign subsidiaries and/or other Foreign Subsidiary Holdcos, or (B) all or substantially all of the assets of which consist of capital stock of one or more foreign subsidiaries and/or other Foreign Subsidiary Holdcos, (iii) certain special purpose entities, (iv) immaterial subsidiaries (with immateriality standards to be mutually agreed upon consistent with the Documentation Principles) and (v) to the extent that the Administrative Agent and the Borrower determine the cost and/or burden of obtaining the Guarantee outweigh the benefit to the Lenders (including as a result of adverse tax consequences), in each case consistent with the Documentation Principles. All Guarantees shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles or otherwise reasonably satisfactory to the Administrative Agent and the Borrower and shall be guarantees of payment and not of collection. The Borrower and the Guarantors are herein referred to as the “Credit Parties”.

Security:

The Secured Obligations will be secured by valid and perfected first priority (subject to certain customary exceptions (including permitted liens) satisfactory to the Administrative Agent and set forth in the Financing Documentation and consistent with the Documentation Principles) security interests in and liens on all of the following (collectively, the “Collateral”):

(a)    (i) 100% of the equity interests of all present and future wholly-owned domestic subsidiaries (other than Foreign Subsidiary Holdcos) of any Credit Party and (ii) 65% of the voting equity interests and 100% of the non-voting equity interests of all present and future first-tier foreign subsidiaries and Foreign Subsidiary Holdcos of any Credit Party;

Annex A – Term Sheet

(b)    All of the tangible and intangible personal property and assets of all present and future Credit Parties (including, without limitation, all equipment, inventory and other goods, accounts, licenses, contracts, intercompany loans, intellectual property and other general intangibles, deposit accounts, securities accounts and other investment property and cash); and

(c)    All products, profits and proceeds of the foregoing.

Notwithstanding anything to the contrary, (a) the Collateral shall exclude the following: (i) all real property and any leasehold interest (with no requirement to obtain landlord waivers, estoppels or collateral access letters), (ii) motor vehicles, airplanes and other assets subject to certificates of title (to the extent a lien therein cannot be perfected by the filing of a UCC financing statement), (iii) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest is prohibited or restricted thereby (but no exclusion of proceeds of governmental licenses, franchises, charters and authorizations), (iv) pledges and security interests prohibited or restricted by applicable law, (v) any lease, license or agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money or similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower, the Acquired Company or any of their subsidiaries) or otherwise require consent thereunder (unless such consent is obtained) (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition), (vi) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (vii) interests in joint ventures and non-wholly owned subsidiaries to the extent not permitted to be pledged by such entity’s organizational or joint venture documents and (viii) assets where the cost or burden of obtaining a security interest therein or perfection thereof outweighs the benefit to the Lenders afforded thereby as agreed in writing by the Borrower and the Administrative Agent and (b) deposit account control agreements shall not be required for de minimis accounts (the amount of which to be mutually agreed upon consistent with the Documentation Principles), payroll and deferred compensation accounts, trust accounts, zero balance accounts, employee benefit accounts, escrow, customs or other fiduciary accounts or tax withholding accounts. All such security interests in personal property will be created pursuant to, and will comply with, Financing Documentation consistent with the Documentation Principles and subject to exceptions permitted under the Financing Documentation and shall be reasonably satisfactory to the Credit Parties and the Administrative Agent. Notwithstanding the foregoing, the requirements of this “Security” section shall be, as of the Closing Date, subject to the Limited Conditionality Provision.

Annex A – Term Sheet

Final Maturity:

The final maturity of the Revolving Credit Facility will occur on the fifth anniversary of the Closing Date (the “Revolving Credit Maturity Date”) and the commitments with respect to the Revolving Credit Facility will automatically terminate on such date.

The Financing Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding commitments under the Revolving Credit Facility (which may include, among other things, an increase in the interest rate payable with respect to the loans under such facilities or the undrawn commitment fee payable with respect to such commitments, in each case after the existing Revolving Credit Maturity Date, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it being understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

The final maturity of the Term Loan A Facility will occur on the fifth anniversary of the Closing Date (the “Term Loan A Maturity Date”).

The Financing Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding loans under any the Term Loan A Facility or any Incremental Term Loans (which may include, among other things, an increase in the interest rate payable with respect to such extended loans under any the Term Loan A Facility or any Incremental Term Loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it being understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Amortization:	The Term Loan A Facility will amortize in equal quarterly installments (commencing on the last day of the first full fiscal quarter following the Closing Date) based on the following amortization table, with the remainder due on the Term Loan A Maturity Date:

Year	Annual Amortization
Year 1:	5.0%
Years 2 through 5:	10.0%

Annex A – Term Sheet

Interest Rates and Fees:	Interest rates and fees in connection with the Senior Credit Facilities will be as specified in the Fee Letter and on Schedule I attached hereto.

Mandatory Prepayments:

Subject to the next paragraph, the Senior Credit Facilities will be required to be prepaid with an amount equal to:

(a)    100% of the net cash proceeds of the issuance or incurrence of debt (other than any debt permitted to be issued or incurred pursuant to the terms of the Financing Documentation) by the Borrower or any of its subsidiaries; and

(b)    100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Borrower or any of its subsidiaries (including the issuance by any such subsidiary of any of its equity interests to a third party), except for sales of inventory or obsolete or worn-out property, property no longer used or useful in such person’s business and other customary exceptions to be mutually agreed consistent with the Documentation Principles and subject to reinvestment provisions and baskets to be mutually agreed upon consistent with the Documentation Principles.

All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan A Facility and any Incremental Term Loans on a pro rata basis and second, to prepay outstanding loans under the Revolving Credit Facility (with no permanent reduction in the commitment under the Revolving Credit Facility). All such mandatory prepayments of the Term Loan A Facility and any Incremental Term Loans will be applied to the next eight scheduled amortization payments in direct order of maturity and thereafter to the remaining amortization payments on a pro rata basis.

Notwithstanding the foregoing, there will be no requirement to make any prepayment (to the extent attributable to foreign subsidiaries) referred to in clause (b) above at any time the pro forma Total Leverage Ratio is less than the greater of (x) 2.00:1.00 and (y) 0.25x below the maximum Total Leverage Ratio permitted at such time under the financial covenant (such greater ratio, the “Specified Leverage”).

Annex A – Term Sheet

Optional Prepayments and Commitment Reductions:	Loans under the Senior Credit Facilities may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the option of the Borrower, upon notice and in minimum principal amounts and in multiples to be agreed upon consistent with the Documentation Principles, without premium or penalty (except LIBOR breakage costs). Any optional prepayment of the Term Loan A Facility or any Incremental Term Loans will be applied as directed by the Borrower (or, in the absence of any such direction, in direct order of maturity).

Conditions to Closing and Initial Extensions of Credit:	The making of the initial extensions of credit under the Senior Credit Facilities will be subject to satisfaction of only the conditions precedent set forth in the Conditions Annex.

Conditions to All Extensions of Credit (other than the Initial Extensions of Credit on the Closing Date):	Each extension of credit under the Senior Credit Facilities after the Closing Date will be subject to satisfaction of the following conditions precedent: (a) except as otherwise provided above with respect to Incremental Term Loans or Revolving Facility Increases, all of the representations and warranties in the Financing Documentation shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of the date of such extension of credit, or if such representation speaks as of an earlier date, as of such earlier date, and (b) except as otherwise provided above with respect to Incremental Term Loans or Revolving Facility Increases, no default or event of default under the Senior Credit Facilities shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:	Limited to the following (which will be applicable to the Borrower and its restricted subsidiaries and be subject to the Limited Conditionality Provision and subject to materiality thresholds and exceptions to be mutually agreed consistent with the Documentation Principles): organizational and legal status, financial statements; capital structure; organizational power and authority; no conflict with laws, organizational documents or material agreements; enforceability; absence of material litigation, material environmental regulations and liabilities; ERISA; necessary consents and approvals; compliance with all applicable laws and regulations including, without limitation, Regulations T, U and X, the Investment Company Act, the PATRIOT Act and other anti-terrorism laws, environmental laws and OFAC regulations; payment of taxes and other obligations; ownership of material properties; intellectual property; insurance; solvency (on a consolidated basis) of the Borrower and its subsidiaries (including the Acquired Company and its subsidiaries) as of the Closing Date; absence of any material adverse change; senior debt status; creation, validity, perfection and priority of liens; material contracts as of the Closing Date and accuracy of disclosure.

Annex A – Term Sheet

Affirmative Covenants:	Limited to the following (applicable to the Borrower and its restricted subsidiaries and subject to materiality thresholds and exceptions to be mutually agreed consistent with the Documentation Principles): use of proceeds; payment of taxes and other obligations; continuation of business and maintenance of existence and rights and privileges; necessary consents, approvals, licenses and permits; compliance with laws and regulations (including environmental laws, ERISA and the PATRIOT Act); maintenance of material property and customary insurance for similarly situated companies (including hazard and business interruption insurance); maintenance of books and records; right to inspect property, books and records (subject to limitations on frequency and cost reimbursement); notices of defaults, material litigation and other material events; financial and collateral reporting (including annual audited and quarterly unaudited financial statements (in each case, accompanied by covenant compliance certificates and management discussion and analysis) and annual updated budgets); additional Guarantors and Collateral; other collateral matters; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Negative Covenants:

Limited to the following (applicable to the Borrower and its restricted subsidiaries and subject to materiality thresholds and exceptions to be mutually agreed consistent with the Documentation Principles and with separate sublimits for foreign subsidiaries): limitation on debt (including disqualified equity interests); limitation on liens; limitation on negative pledges; limitation on loans, advances, acquisitions and other investments; limitation on dividends, distributions, redemptions and repurchases of equity interests (including an exception for repurchases by the Borrower of up to 10% of its outstanding equity interests (measured at the start of each fiscal year and without giving effect to any stock splits or reverse stock splits) so long as the pro forma Total Leverage Ratio is less than the Specified Leverage); limitation on fundamental changes and asset sales and other dispositions (including, without limitation, sale-leaseback transactions); limitation on prepayments, redemptions and purchases of subordinated and certain other debt (provided that after repayment in full of the Term Loan Facility and any Incremental Term Loans, the Borrower may prepay, redeem and purchase such debt so long as (i) the pro forma Total Leverage Ratio (after giving effect to such prepayment, redemption or purchase) is less than the Specified Leverage and (ii) the proceeds of the Revolving Credit Facility are not used for such prepayment, redemption or purchase); limitation on transactions with affiliates; limitation on dividend and other payment restrictions affecting subsidiaries; limitation on changes in line of business and fiscal year; limitation on capital expenditures; and limitation on amendment of organizational documents.

The Financing Documentation will permit an “available amount” basket based on 50% of consolidated net income for the most recent four consecutive fiscal quarters ending after the Closing Date for which financial statements are available plus other customary add backs which can be used for certain additional investments, certain restricted payments and certain debt prepayments on terms and conditions to be mutually agreed and consistent with the Documentation Principles.

Annex A – Term Sheet

Unrestricted Subsidiaries:	Subsidiaries may be permitted to be designated as “unrestricted” after the closing of the Senior Credit Facilities, and re-designated as “restricted”, subject to customary terms and conditions including without limitation: (a) no default or event of default exists or would exist immediately after giving effect thereto, (b) each subsidiary to be designated as “unrestricted” and its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any debt pursuant to which the lender thereof has recourse to any of the assets of Borrower or any restricted subsidiary, (c) the fair market value of and investments in such subsidiary will constitute investments, (d) designation of any unrestricted subsidiary as a restricted subsidiary shall constitute the incurrence at the time of designation of any debt, investments and/or liens of such subsidiary existing at such time, (e) all financial covenants would be satisfied on a pro forma basis after giving effect to such designation, (f) no restricted subsidiary may be designated as an unrestricted subsidiary if it was previously designated an unrestricted subsidiary or if it is a restricted subsidiary for purposes of any subordinated or unsecured indebtedness and (g) other terms and conditions to be agreed.

Financial Covenants:

Limited to the following:

(a)    Maximum Total Leverage Ratio not to exceed 2.50:1.00, with step-downs to be mutually agreed upon; and

(b)    Minimum Interest Coverage Ratio of 3.50:1.00.

The financial covenants will apply to the Borrower and its restricted subsidiaries on a consolidated basis, with definitions to be mutually agreed upon consistent with the Documentation Principles.

Events of Default:	Limited to the following (with materiality thresholds, exceptions and cure periods to be mutually agreed consistent with the Documentation Principles): non-payment of obligations; inaccuracy of representation or warranty; non-performance of covenants and obligations; default on other material debt (including material hedging agreements); change of control; bankruptcy or insolvency; material impairment of security; ERISA; material judgments; actual or asserted invalidity or unenforceability of any Financing Documentation or liens securing obligations under the Financing Documentation.

Annex A – Term Sheet

Defaulting Lender Provisions, Yield Protection and Increased Costs:	Customary for facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, cash collateralization for Letters of Credit or Swingline Loans in the event any lender under the Revolving Credit Facility becomes a Defaulting Lender (as such term shall be defined in the Financing Documentation), changes in capital adequacy and capital requirements or their reasonable interpretation (provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all request, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Assignments and Participations:

(a)    Revolving Credit Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees (to be defined in the Financing Documentation) in respect of the Revolving Credit Facility in a minimum amount equal to $3.0 million.

(b)    Term Loan A Facility: Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to Eligible Assignees in respect of the Term Loan A Facility and any Incremental Term Loan in a minimum amount equal to $2.5 million.

(c)    Consents: The consent of the Borrower will be required for any assignment unless (i) a payment or bankruptcy Event of Default has occurred and is continuing, (ii) the assignment is to an entity that is a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund (as such term shall be defined in the Financing Documentation) or (iii) the assignment is made in connection with the primary syndication of the Senior Credit Facilities to an entity that is not a Disqualified Institution; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 business days after having received notice thereof. The consent of the Administrative Agent (not to be unreasonably withheld or delayed) will be required for any assignment (i) in respect of the Revolving Credit Facility or an unfunded commitment under the Term Loan A Facility, to an entity that is not a Lender with a commitment in respect of the applicable Facility, an affiliate of such Lender or an Approved Fund and (ii) in respect of the Term Loan A Facility or any Incremental Term Loan A Facility, to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender (not to be unreasonably withheld or delayed) will be required for any assignment under the Revolving Credit Facility. Participations will be permitted without the consent of the Borrower or the Administrative Agent.

Annex A – Term Sheet

(d)    No Assignment or Participation to Certain Persons. No assignment or participation may be made to natural persons or, without the prior written consent of all Lenders, the Borrower or any of its affiliates or subsidiaries. No assignments or participations may be made to any Defaulting Lender or Disqualified Institution.

(e)    Borrower Purchase of Term Loans. Assignments of loans under the Term Loan A Facility and any Incremental Term Loan to the Borrower and its subsidiaries shall be permitted so long as: (i) any offer to purchase or take by assignment any such loans by the Borrower or any of its subsidiaries shall have been made to all Lenders pro rata (with buyback mechanics to be set forth in the Financing Documentation), (ii) no default or event of default has occurred and is continuing, (iii) the loans purchased are immediately cancelled, and (iv) no proceeds from any loan under the Revolving Credit Facility shall be used to fund such assignments.

Required Lenders:	On any date of determination, any two or more non-Defaulting Lenders (at any time that there are two or more non-Defaulting Lenders) who collectively hold more than 50% of the outstanding loans and unfunded commitments under the Senior Credit Facilities, or if the Senior Credit Facilities have been terminated, those Lenders who collectively hold more than 50% of the aggregate outstanding loans under the Senior Credit Facilities (the “Required Lenders”); provided, that if any Lender shall be a Defaulting Lender at such time, then the outstanding loans and unfunded commitments under the Senior Credit Facilities of such Defaulting Lender shall be excluded from the determination of Required Lenders.

Amendments and Waivers:

Amendments and waivers of the provisions of the Financing Documentation will require the approval of the Required Lenders, except that (a) the consent of all Lenders directly adversely affected thereby will be required with respect to (i) increases in the commitment of such Lenders (in which case, only the Lenders increasing their commitments shall be deemed to be directly adversely affected), (ii) reductions of principal, interest, fees or other amounts (other than waivers of default interest, defaults or events of default), (iii) extensions of scheduled maturities or times for payment, (iv) reductions in the voting percentages and (v) any pro rata sharing provisions and (b) the consent of all Lenders will be required with respect to releases of all or substantially all of the value of the Collateral or Guarantees (except as otherwise permitted under the terms of the Financing Documentation).

Annex A – Term Sheet

The Financing Documentation will contain “yank-a-bank” provisions as are usual and customary for financings of this kind.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error, or any error or omission of a purely technical nature, in the Financing Documentation, then the Administrative Agent and the Borrower shall be permitted to amend such provision without further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five business days following receipt of notice thereof.

Indemnification:	The Credit Parties will indemnify the Lead Arranger, the Administrative Agent, each of the Lenders and their respective affiliates, partners, directors, officers, agents and advisors (each, an “indemnified person”) and hold them harmless from and against all liabilities, damages, claims, costs and expenses (including reasonable and documented out-of-pocket fees, disbursements, settlement costs and other charges of counsel (provided that such legal fees, disbursements, settlement costs and other charges in respect of counsel shall be limited to one primary counsel to the indemnified persons, one local counsel in each applicable jurisdiction, and, in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each affected indemnified person)) relating to the Transactions or any transactions related thereto and the Borrower’s use of the loan proceeds or the commitments; provided that no indemnified person will have any right to indemnification for any of the foregoing to the extent resulting from such indemnified person’s own gross negligence, bad faith, willful misconduct or material breach of such indemnified person’s obligations under the Financing Documentation as determined by a court of competent jurisdiction in a final non-appealable judgment.

Expenses:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented out-of-pocket fees and expenses of counsel (provided that such legal fees and expenses in respect of counsel shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Commitment Parties)) of the Administrative Agent and the Lead Arranger (promptly following written demand therefor) associated with the syndication of the Senior Credit Facilities and the preparation, negotiation, execution, delivery and administration of the Financing Documentation and any amendment or waiver with respect thereto and (b) all reasonable documented out-of-pocket expenses (including, without limitation, reasonable documented out-of-pocket fees and expenses of counsel (provided that such legal fees and expenses in respect of counsel shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Administrative Agent and the Lenders (and in the case of an actual or potential conflict of interest, one additional counsel in each relevant jurisdiction to each affected Lender))) of the Administrative Agent and each of the Lenders promptly following written demand therefor in connection with the enforcement of the Financing Documentation or protection of rights thereunder.

Annex A – Term Sheet

Governing Law; Exclusive Jurisdiction and Forum:	The Financing Documentation will provide that each party thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment). New York law will govern the Financing Documentation, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Waiver of Jury Trial and Punitive and Consequential Damages:	All parties to the Financing Documentation shall waive the right to trial by jury and the right to claim punitive or consequential damages.

Counsel for the Lead Arranger and the Administrative Agent:	Orrick, Herrington & Sutcliffe LLP.

Annex A – Term Sheet

SCHEDULE I

INTEREST AND FEES

Interest:

At the Borrower’s option, loans (other than Swingline Loans) will bear interest based on the Base Rate or LIBOR, as described below:

A.     Base Rate Option

Interest will be at the Base Rate plus the applicable Interest Margin (as described below). The “Base Rate” is defined as the highest of (a) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (b) the prime commercial lending rate of the Administrative Agent, as established from time to time at its principal U.S. office (which such rate is an index or base rate and will not necessarily be its lowest or best rate charged to its customers or other banks) and (c) the daily LIBOR (as defined below) for a one month Interest Period (as defined below) plus 1.00%. Interest shall be payable quarterly in arrears on the last day of each calendar quarter and (i) with respect to Base Rate Loans based on the Federal Funds Rate and LIBOR, shall be calculated on the basis of the actual number of days elapsed in a year of 360 days and (ii) with respect to Base Rate Loans based on the prime commercial lending rate of the Administrative Agent, shall be calculated on the basis of the actual number of days elapsed in a year of 365/366 days. Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”.

Base Rate Loans will be made on one business day’s notice and will be in minimum amounts to be agreed upon.

B.     LIBOR Option

Interest will be determined for periods (“Interest Periods”) of one, two, three, six months or, if agreed by all applicable Lenders, twelve months as selected by the Borrower and will be at an annual rate for Eurocurrency deposits for the corresponding deposits of U.S. dollars appearing on Reuters Screen LIBOR01 Page (“LIBOR”) plus the applicable Interest Margin (as described below). LIBOR will be determined by the Administrative Agent at the start of each Interest Period and, other than in the case of LIBOR used in determining the Base Rate, will be fixed through such period. Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, every three months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any). Any loan bearing interest at LIBOR (other than a Base Rate Loan for which interest is determined by reference to LIBOR) is referred to herein as a “LIBOR Rate Loan”.

LIBOR Rate Loans will be made on three business days’ prior notice and will be in minimum amounts to be agreed upon.

Swingline loans will bear interest at the Base Rate plus the applicable Interest Margin.

Schedule I to Annex A

Default Interest:	(a) Automatically upon the occurrence and during the continuance of any payment event of default or upon a bankruptcy event of default of the Borrower or any other Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuance of any other event of default, all outstanding principal, fees and other obligations under the Senior Credit Facilities shall bear interest at a rate per annum of 2% in excess of the rate then applicable to such loan (including the applicable Interest Margin), fee or other obligation and shall be payable on demand of the Administrative Agent.

Interest Margins:	The applicable interest margins (the “Interest Margins”) will be initially, 1.75% for LIBOR Rate Loans and 0.75% for Base Rate Loans; provided that after the date on which the Borrower will have delivered financial statements for the second full fiscal quarter after the Closing Date, the Interest Margin with respect to the Senior Credit Facilities will be determined in accordance with the Pricing Grid set forth below.

Commitment Fee:	A commitment fee (the “Commitment Fee”) will accrue on the unused amounts of the commitments under the Revolving Credit Facility, with exclusions for Defaulting Lenders. Swingline loans will, for purposes of the Commitment Fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility. Such Commitment Fee will initially be 0.40% per annum and after delivery of financial statements for the second full fiscal quarter ending after the Closing Date will be determined in accordance with the Pricing Grid set forth below. All accrued Commitment Fees will be fully earned and due and payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders under the Revolving Credit Facility and will accrue from the Closing Date.

Letter of Credit Fees:	The Borrower will pay to the Administrative Agent, for the account of the Lenders under the Revolving Credit Facility, letter of credit participation fees equal to the Interest Margin for LIBOR Rate Loans under the Revolving Credit Facility, in each case, on the undrawn amount of all outstanding Letters of Credit.

Other Fees:	The Lead Arranger and the Administrative Agent will receive such other fees as will have been agreed in the Fee Letter.

Pricing Grid:	The applicable Interest Margins and the Commitment Fee with respect to the Senior Credit Facilities shall be based on the Total Leverage Ratio pursuant to the following grid:

Schedule I to Annex A

Level	Total Leverage Ratio	Interest Margin for LIBOR Rate Loans	Interest Margin for Base Rate Loans	Commitment Fee
I	Greater than or equal to 2.00:1.00	2.00%	1.00%	0.45%
II	Greater than or equal to 1.50:1.00 but less than 2.00:1.00	1.75%	0.75%	0.40%
III	Greater than or equal to 1.00:1.00 but less than 1.50:1.00	1.50%	0.50%	0.35%
IV	Greater than or equal to 0.50:1.00 but less than 1.00: 1.00	1.25%	0.25%	0.30%
V	Less than 0.50:1.00	1.00%	0.00	0.25%

The applicable Interest Margins and the Commitment Fee shall be based on Level II of the Pricing Grid until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the second full fiscal quarter ending after the Closing Date.

Schedule I to Annex A

ANNEX B

$300,000,000

SENIOR SECURED CREDIT FACILITIES

CONDITIONS ANNEX

Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the

Commitment Letter to which this Annex is attached or in Annex A to the Commitment Letter.

Closing and the making of the initial extensions of credit under the Senior Credit Facilities will be subject to the satisfaction of the following conditions precedent:

1. (i) The Financing Documentation reflecting, and consistent with the Commitment Documents and the Documentation Principles and otherwise reasonably satisfactory to the Borrower and the Lead Arranger, will have been executed by each Credit Party that is required to be party thereto (subject to the Limited Conditionality Provision) and delivered to the Lead Arranger and the Administrative Agent, (ii) the Administrative Agent and the Lenders shall have received customary and reasonably satisfactory legal opinions (including, without limitation, opinions of special counsel and local counsel as may be reasonably requested by the Administrative Agent), which shall expressly permit reliance by the successors and permitted assigns of each of the Administrative Agent and the Lenders, (iii) the Administrative Agent and the Lead Arranger shall have received customary evidence of authorization, organizational documents, good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of each Credit Party) and a customary officer’s certificate of each Credit Party and (iv) the Borrower shall have used commercially reasonable efforts to provide evidence of insurance.

2. Subject to the Limited Conditionality Provision, the Lead Arranger shall have received satisfactory evidence that all actions necessary to establish that on the Closing Date the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the Financing Documentation consistent with the Documentation Principles) lien and security interest in the Collateral have been taken to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date in accordance with the Limited Conditionality Provision and the Documentation Principles.

3. The Stock Purchase Agreement (together with the exhibits and schedules thereto, in each case delivered to the Lead Arranger prior to the execution of the Commitment Letter) dated as of the date hereof (as amended, waived, modified or supplemented from time to time in accordance with the terms thereof and hereof, the “Acquisition Agreement”) shall be in full force and effect. The Acquisition and the other Transactions shall be consummated substantially concurrently with the initial funding of the Senior Credit Facilities in accordance with the terms described in the Acquisition Agreement without giving effect to any waiver, amendment, modifications or consent thereunder that is materially adverse to the interests of the Lenders unless approved in writing by the Lead Arranger (collectively, the “Excluded Modifications”), it being understood and agreed that, without limitation, (i) any purchase price adjustment expressly provided in the Stock Purchase Agreement dated as of the date hereof shall be deemed not to be materially adverse to the interests of the Lenders, (ii) any reduction in of the purchase price for the Acquisition (after giving effect to any adjustment provided in clause (i)) of less than 10% in the aggregate shall be deemed not to be materially adverse to the interests of the Lenders; provided that the amount of the Term Loan A Facility and amount of cash on hand contributed by the Credit Parties in connection with the Acquisition shall be reduced by such increase dollar for dollar on a pro rata basis, (iii) any reduction in the purchase price for the Acquisition in excess of the amounts set forth in clause (ii) but less than 20% in the aggregate shall not be deemed to be materially adverse to the interests of the Lenders to the extent it reduces the amount of the Term Loan A Facility on a dollar for dollar basis to the extent of such excess, (iv) any increase in the Acquisition consideration shall be deemed to be not materially adverse to the interests of the Lenders so long as such increase is funded with the net cash proceeds of common equity and (v) any change in the third party beneficiary rights applicable to the Lead Arranger and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Lead Arranger.

Annex B – Conditions Annex

4. There has been no “Material Adverse Effect” or “Material Adverse Change” (as defined in Exhibit A to this Annex B).

5. The Refinancing shall have been consummated prior to, or shall be consummated substantially simultaneously with the initial borrowing under the Senior Credit Facilities, and the Lead Arranger shall have received customary payoff letters in connection therewith confirming that all indebtedness with respect thereto shall have been fully repaid (except to the extent being so repaid with the proceeds of the initial borrowings under the Facilities and except to the extent outstanding letters of credit are continued under the Revolving Credit Facility) and all commitments thereunder shall have been terminated and cancelled and all liens in connection therewith shall have been terminated and released, in each case prior to or concurrently with the initial borrowing under the Senior Credit Facilities. On the Closing Date, after giving effect to the Transactions, neither the Borrower nor any of its subsidiaries shall have any outstanding third party indebtedness for borrowed money (other than capital leases, indebtedness of the Acquired Company and its subsidiary that is expressly permitted to remain outstanding under the Acquisition Agreement (without giving effect to any Excluded Modifications), intercompany indebtedness among the Borrower and its subsidiaries in an amount to be agreed and other indebtedness that the Lead Arranger and the Credit Parties agree may remain outstanding under the Financing Documentation).

6. The Lead Arranger shall have received:

(a) with respect to the Borrower and its subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(b) with respect to the Acquired Company, RSP-TW and their respective subsidiaries, (i) audited consolidated balance sheets and related consolidated statements of income, shareholder’s equity and cash flows for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date;

(c) a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of the Borrower for the fiscal year most recently ended for which audited financial statements are provided and for the four quarter period ending on the last day of the most recent fiscal quarter ending at least 45 days (or 90 days in case such period is the end of the Borrower’s fiscal year) before the Closing Date, prepared after giving pro forma effect to each element of the Transactions as if the Transactions had occurred on the last day of such four quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), provided that the pro forma financial statements described in this clause (c) shall be in a form customary for confidential information memoranda for bank facilities of this type and shall not be required to be prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended;

Annex B – Conditions Annex

(d) projections prepared by management of consolidated balance sheets, income statements and cashflow statements of the Borrower and its subsidiaries, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the Senior Credit Facilities (the “Projections”); and

(e) a certificate from the chief financial officer (or other officer with equivalent duties) of the Borrower (substantially in the form of Exhibit B to this Annex B) certifying that after giving pro forma effect to each element of the Transactions the Borrower and its subsidiaries (on a consolidated basis) are solvent.

7. The Lead Arranger shall have received, at least 5 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been requested at least 10 business days prior to the Closing Date.

8. The Lead Arranger shall have been afforded a period of at least 15 consecutive business days (or such shorter period as agreed by the Lead Arranger) after the later of (i) receipt of a customary confidential information memoranda (in form and substance reasonably satisfactory to the Lead Arranger) to be used in connection with the syndication of the Senior Credit Facilities and (ii) the primary bank meeting related thereto, to close and to syndicate the Senior Credit Facilities; provided that if such period has not ended on or before August 15, 2014, it shall not commence before September 2, 2014, such period shall not include any date from November 26, 2014 through and including December 1, 2014 and such period shall not include any date from December 24, 2014 through and including December 31, 2014.

9. All fees and expenses (in the case of expenses, for which invoices have been received at least three days in advance of the Closing Date) due to the Lead Arranger, the Administrative Agent and the Lenders required to be paid on the Closing Date (including the documented fees and expenses of counsel for the Lead Arranger and the Administrative Agent (provided that such legal fees and expenses in respect of counsel shall be limited to one primary counsel, and one local counsel in each applicable jurisdiction, for the Commitment Parties)) will have been paid or shall have been authorized by the Borrower to be deducted from the proceeds of the initial fundings under the Senior Credit Facilities.

10. The Specified Representations and the Specified Acquisition Agreement Representations (without giving effect to any Excluded Modifications) will be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects after giving effect to any such qualification).

Annex B – Conditions Annex

EXHIBIT A to ANNEX B

“Material Adverse Effect” or “Material Adverse Change” means any event, effect, fact, circumstance, development, occurrence or change that, either alone or in combination with any other event, effect, fact, circumstance, development, occurrence or change, (X) would be materially adverse to the condition (financial or otherwise), properties, assets, Liabilities, Business, operations, results of operations or prospects of RSP and RSP-TW, taken as a whole, or (Y) would prevent or materially impede the ability of any party to the Acquisition Agreement to consummate timely the transactions contemplated by the Acquisition Agreement or by any Ancillary Agreement; provided that none of the following be deemed to constitute a Material Adverse Effect or Material Adverse Change:

(a) any adverse event, effect, fact, circumstance, development, occurrence or change (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the business of RSP and RSP-TW, (ii) national or international political or social conditions, including the engagement by Japan or the Republic of China in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon Japan or the Republic of China or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of Japan or the Republic of China, (iii) securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, or (vi) to the extent attributable to actions taken (or omitted to be taken) at the prior written request of Synaptics Incorporated with the consent of the Lead Arranger (not to be unreasonably withheld, delayed or conditioned) or required to be taken or omitted, as applicable, by the express terms of the Acquisition Agreement, except, in each case, to the extent such event, effect, fact, circumstance, development, occurrence or change has a disproportionate effect on RSP or RSP-TW as compared with other companies operating in the same industry or has prevented or materially delayed or materially impaired or would be reasonably likely to prevent or materially delay or materially impair the ability of any Seller Party to perform its obligations under the Acquisition Agreement or any Ancillary Agreement or to consummate the transactions contemplated by the Acquisition Agreement or any Ancillary Agreement;

any failure to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast;

any existing event, occurrence, or circumstance with respect to which the individuals listed below Synaptics Incorporated’s name on Schedule 1.1(y) to the Acquisition Agreement have actual knowledge as of June 11, 2014 and in respect of which the Administrative Agent, the Lead Arranger or their advisors have received written documents from or on behalf of Synaptics Incorporated or any of the Seller Parties evidencing or describing such existing event, occurrence or circumstance prior to the time of execution of the Commitment Letter and Fee Letter by the Lead Arranger on June 11, 2014;

the loss of current or future revenue or the cancellation or reduction of any on-going business attributable to the sale of the RSP products listed on Schedule 1.1(z) to the Acquisition Agreement that results from the announcement or the pendency of the Transactions; and

Annex B – Conditions Annex

any adverse change in or effect on the Business of RSP and RSP-TW that is cured by the Seller Parties before the earlier of (i) the Closing Date and (ii) the date on which the Acquisition Agreement is terminated pursuant to Article IX of the Acquisition Agreement.

Capitalized terms used in this Exhibit A without definition shall have the respective meanings set forth below:

“Acquisition Agreement” has the meaning given to that term in the Term Sheet to which this Exhibit A is attached, without giving effect to any Excluded Modifications (as defined in the Term Sheet).

“Ancillary Agreements” has the meaning given to that term in the Acquisition Agreement.

“Business” means the conduct of RSP’s or RSP-TW’s business, up to and including the Closing Date, including the design, development, use, import, export, manufacture, licensing, marketing, sale, offer for sale or other disposition of the Business Products.

“Business Products” means all products of RSP or RSP-TW designed, developed or sold and proposed to be designed, developed or sold, in each case by RSP or RSP-TW, in the conduct of RSP’s or RSP-TW’s Business, in the form that they existed up to and including the Closing Date.

“Closing Date” shall mean the date on which the closing of the transactions contemplated by the Acquisition Agreement occurs.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any national, local, or municipal government, foreign, international, multinational or other government, including any court, department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or Orders of such body have the force of Law.

“Indebtedness” of any Person means: (a) any Liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with Japanese GAAP, (v) under interest rate swap, hedging or similar agreements, (vi) constituting obligations for the deferred purchase of assets or services; (vii) constituting accrued interest relating to any of items (i) to (vi); and (vii) constituting underfunded defined benefit pension plans considered on a post-Tax basis, but only to the extent (A) such Liabilities and obligations are determined on a projected benefit obligation basis consistent with how such Liability should be reported on financial statements prepared in accordance with Japanese GAAP and (B) of such underfunding, or (b) any Liability of others described in the preceding clause (a) that (i) such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal Liability or that is secured in whole or in part by the assets of such Person, and (ii) is required to be disclosed on financial statements prepared in accordance with Japanese GAAP. For purposes of this Exhibit A, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness and (B) cash, book or bank account overdrafts.

Annex B – Conditions Annex

“Japanese GAAP” means Japan generally accepted accounting principles as in effect from time to time, consistently applied.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Liability” means any indebtedness, debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability and any Tax liability), that would be required to be disclosed on a balance sheet prepared in accordance with Japanese GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Order” means any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Entity.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity (or any department, agency, or political subdivision thereof).

“RSP” means Renesas SP Drivers, Inc., a Japanese kabushiki kaisha

“RSP-TW” means Renesas SP Drivers Taiwan, Inc., a company limited by shares incorporated in the Republic of China.

“Seller Party” or “Seller Parties” means, individually or collectively, Renesas Electronics Corporation, a Japanese kabushiki kaisha, Sharp Corporation, a Japanese kabushiki kaisha, Powerchip Technology Corp., a company limited-by-shares incorporated in the Republic of China, Global Powertec Co. Ltd., a British Virgin Islands company, Quantum Vision Corporation, a company limited-by-shares incorporated in the Republic of China, RSP and RSP-TW.

“Tax” or “Taxes” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Annex B – Conditions Annex

EXHIBIT B to ANNEX B

FORM OF SOLVENCY CERTIFICATE

[•], 2014

This Solvency Certificate is being executed and delivered pursuant to Section [•] of that certain [•]1 (the “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [•], the [chief financial officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries2 (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions, that, (i) the sum of the debt and liabilities (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts or liabilities including current obligations beyond their ability to pay such debt as they come due. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
	Name:	[•]
	Title:	[•]

[1]	Describe the Credit Agreement
[2]	To include the Acquired Company and its Subsidiaries

Annex B – Conditions Annex